PricewaterhouseCoopers LLP Chartered Accountants PO Box 82 Royal Trust Tower, Suite 3000 Toronto Dominion Centre Toronto, Ontario Canada M5K 1G8 Telephone +1 416 863 1133 Facsimile +1 416 365 8215
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the use of our report dated March 9, 2007, relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting included in Fairfax Financial Holdings Limited’s Annual Report on Form 40-F for the year ended December 31, 2006 filed with the U.S. Securities and Exchange Commission.
(Signed) “PricewaterhouseCoopers LLP”
Chartered Accountants
Toronto, Ontario
March 9, 2007
PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.